Exhibit 4.117

NOVATION AGREEMENT

This NOVATION AGREEMENT (this “Agreement”) is made on this 30 day of December 2010 by and between

1)

SAMSUNG HEAVY INDUSTRIES CO. LTD, a corporation of Korea, having its registered office at 34th floor, Samsung Life Insurance Seocho Tower 1321- 15 Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857 (hereinafter referred to as “Samsung”);

2)	DRYSHIPS INC. a corporation of Majuro, Marshall Islands, which maintains a shipping office at 80 Kifissias Avenue GR-151 25 Marousi, Athens, Greece (hereinafter called “the Company”); and

3)	OCEAN RIG UDW INC. of Majuro, Marshall Islands, which maintains a shipping office at 80 Kifisias Avenue, GR-15125 Marousi, Athens, Greece (hereinafter “the New Issuer”)

WHEREAS:

(A)

by a Drillship Master Agreement entered on 22nd November 201 0 between the Company and Samsung (“Drillship Master Agreement”), among others it was agreed for the Company to have a contractual right until 22 November 201 1 to order to Samsung the construction of four (4) drillships at the price and specifications set out therein and for the other terms and conditions set out therein.

(B)	the Company has paid an aggregate amount of USD 99,024,000 to Samsung as a non-refundable prepayment in respect of the four option drillships to be ordered pursuant to above Drillship Master Agreement;

(C)	the Company wishes to grant the benefit of above Drillship Master Agreement to the New Issuer in consideration of the aggregate amount of USD 99,024,000, the non-refundable prepayments in respect of the four option drillships and to assign all its rights and benefits and transfer and novate all its obligations and responsibilities under the Drillship Master Agreement to the New Issuer. The New Issuer wishes to accept such assignment, transfer and novation of rights, benefits, obligations and responsibilities pursuant to the Drillship Master Agreement subject to the following terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED THAT:-

1.

The Company as of the date hereof hereby assigns all its rights and benefits and transfers and novates all its obligations and responsibilities pursuant to the Drillship Master Agreement to the New Issuer in consideration of the aggregate amount of USD 99,024,000, the non-refundable prepayments in respect of the four option drillships, and the New Issuer hereby agrees to and

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accepts such assignment of rights and benefits and assumption of all obligations and responsibilities pursuant to the Drillship Master Agreement and the Company shall be released from any of its obligations and liabilities under the Drillship Master Agreement.

2.	In consideration of this Agreement and the acceptance of the New Issuer to assume and perform all obligations and responsibilities under the Drillship Master Agreement, Samsung hereby consents to the provisions of Clause 1 above.

3.	The parties hereto agree that as of the date hereof all rights, benefits, responsibilities and obligations of the Company pursuant to the Drillship Master Agreement are assigned, transferred, novated to and assumed by the New Issuer and all references in the Drillship Master Agreement to “Dryships” shall be deemed to refer to the New Issuer.

4.	This Agreement shall be deemed in all respects to take effect from the date hereof. The New Issuer hereby represents and warrants that (i) it is duly incorporated as a company under the laws of Marshall Islands and has full power to carry on its business as is now being conducted and to own its property and other assets; (ii) it has full Power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby; (iii) the execution and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and other actions on the part of the New Issuer and do not contravene any applicable law, order or regulation, judgment or permit binding on the New Issuer or any of its assets or its constitutional documents; and (iv) this Agreement constitutes a legal, valid and binding obligation of the New Issuer.

5.	With effect from the signing of this Agreement, a part pertinent to Dryships under the Article 7 (Notices) of the Drillship Master Agreement shall be amended as follows:

To Ocean Rig UDW Inc. c/o DEVERAKIS LAW OFFICE

80 Avenue, GR-15125 Marousi, Athens, Greece

Fax No.: (+30) 2106140267

E-mail: lawsgr@hol.gr

Attn.: Mr. Stelios N. Deverakis

6.	All payments made by DryShips to Samsung prior to the date hereof shall be deemed to have been made by the New Issuer.

7.	This Agreement shall be governed by and construed in accordance with English Law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London, U.K..

8.	In the event and to the extent that there shall be an inconsistency between the provisions of this Agreement and the provisions of the Drillship Master Agreement, this Agreement shall prevail.

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For and on behalf of	Date: 30/12/2010
Samsung

/s/ TONY T. N. KIM
By: TONY T. N. KIM
Title: REPRESENTATIVE OF ATHENS OFFICE

For and on behalf of	Date: 30/12/2010
the Company

/s/ Ziad Nakhleh
By: Ziad Nakhleh
Title: Attorney-in-fact

For and on behalf of	Date: 30/12/2010
the New Issuer

/s/ Iraklis Sbarounis
By: Iraklis Sbarounis
Title: Attorney-in-fact

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